Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Net Sales of $22,498,456 and
A Net Loss Available to Common Shareholders of $477,553 or a Loss of $0.03 per Diluted Share for the Third Quarter Ended October 1, 2017

SARASOTA, Fla.– November 6, 2017 - Uniroyal Global Engineered Products, Inc. (OTCQB:UNIR or the “Company”) today reported its financial results for the third fiscal quarter ended October 1, 2017.

Overview

“Overall, this was a very tough quarter from a sales perspective. The reported decline in Net Sales is isolated to our North American operations as we continue to see gains in our European operations.  The North American operations struggled with sharply lower volume, particularly in the automotive sector as volume expectations from certain platforms were not achieved. US consumer preferences are switching to light trucks, SUVs and crossovers which are not significant drivers of our revenue. As a result, many of the US automotive manufacturers idled production lines or entire assembly plants for multiple weeks to reduce inventories. We have taken corrective action to “right size” the costs associated with the lower volumes as well as eliminate certain administrative expenses,” noted Howard R. Curd, Chairman and Chief Executive Officer. “Operating margins continue to be negatively impacted by rising raw material costs at both our US and European operations. To partially offset these increases, we recently announced price increases in several of our markets.”

Net Sales

Three Months Ended October 1, 2017

Net Sales for the third fiscal quarter were $22,498,456 versus $24,675,521 for the previous year which was a decline of 8.8%.  The effect of currency fluctuation on the quarterly revenue was minimal as the stronger Euro benefited quarterly sales and offset the small negative effect of the translated British Pound Sterling, resulting in a positive effect of $260,000 or 1.1% on Net Sales.

Global automotive sales (66% of total Net Sales) declined 9.6% versus the previous year as gains in the European operations partially offset a sharp decline in the North American operations. Volume expectations in North American platforms were either cut back or delayed.  Improved volume is not expected to be achieved until early fiscal 2018 as the industry rationalizes inventories.

Net Sales for the Industrial sector (34% of total Net Sales) declined 7.3% versus last year as North American volume slowed appreciably late in the quarter due in part to disruptions as a result of the hurricanes.  Net Sales for the European operations recorded strong single digit gains versus the previous year.

Nine Months Ended October 1, 2017

Net Sales for the nine months were $74,334,434 versus $76,976,985 recorded in the comparable prior year period which was a decline of 3.4%. The effect of currency fluctuation on Net Sales for the nine months ended October 1, 2017 contributed $1.6 million or 2.1% to the decline from the nine months ended October 2, 2016.

Global automotive sales declined 1.8% as compared to the prior year as sharp improvement in European operations substantially offset soft sales in the North American operations as OEM’s rationalized inventory levels.

Net Sales for the Industrial sector declined 6.7% versus the preceding year as moderate declines in sales to major off-highway equipment manufacturers were partially offset by increases in the decorative and contract furnishings markets.

Operating Income

Three Months Ended October 1, 2017

Operating Income the third quarter of fiscal 2017 was $874,942 which represented a decline of 53.2% versus the $1,868,358 recorded in the comparable prior year period. The principal reasons for the decline in Operating Income was the lower sales volume which was partially offset by lower operating expenses as a result of management initiatives targeted to reduce overall expenses.  General and Administrative expenses were reduced by approximately $300,000 or 15.7% in the third quarter of this year versus the prior year.  Continued focus on expense and cost reduction initiatives should lead to further reduction in operating expenses in the fourth quarter.

Nine Months Ended October 1, 2017

Operating Income for the nine months was $4,255,124 versus $6,356,226 for the nine months of the previous year, a decline of 33.1%.  The lower overall net sales in the first nine months of this year (3.4%) lead to operating inefficiencies and lower gross profit margins versus last year.  The resultant decline in gross profit of $2,835,389 versus the nine months of last year was partially offset by lower operating expenses of $734,287 versus the prior year. The principal reason for the decline was reduced General and Administrative expenses due to lower employee benefit costs and professional fees as compared to last year as the Company continues to execute programs to reduce overall expenses.

Net Income (Loss) Available to Common Shareholders

Three Months Ended October 1, 2017

Net Income (Loss) Available to Common Shareholders was a loss of $477,553 for the three months ended October 1, 2017 versus net income of $578,015 for the comparable three months of the prior year.  Earnings (Loss) Per Common Share was $(0.03) versus $0.03 for the previous year.

Nine Months Ended October 1, 2017

Net Income Available to Common Shareholders for the nine months ended October 1, 2017 was $207,689 or Earnings Per Common Share of $0.01, versus $2,193,844 or $0.12 Earnings Per Common Share for the nine months of the prior year.

For further details, see the Consolidated Statements of Operations in the Company’s Form 10-Q filed on November 6, 2017.  The Company will have comments on the quarter in an earnings conference call on November 7, 2017 at 9:00 am (EST).

Persons wishing to access the conference call may do so by dialing 800-289-0438 (U.S.) and 323-794-2423 (International), and using the ID # 2890610.  Howard F. Curd, President, will discuss our earnings on the call and will be available for questions. The call will also be available by logging on to www.uniroyalglobal.com and accessing the webcast link (http://public.viavid.com/player/index.php?id=127178) in the investor relations section.

A replay of the conference call will be available beginning Tuesday, November 7, 2017 through February 7, 2018 by calling 844-512-2921 (US) or 412-317-6671 (International) and Pin #2890610. The webcast will be archived at http://public.viavid.com/index.php?id=127178 until November 7, 2018.

About Uniroyal Global Engineered Products, Inc.:

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2016 was derived 65% from the automotive industry and approximately 35% from the recreational, industrial, indoor and outdoor furnishings, hospitality and health care markets. Our primary brand names include Naugahyde®, BeautyGard®, Flameblocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Corporate Contact:

Elizabeth Henson, 941-906-8580

LHenson@UniroyalGlobal.com

or

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

 vic@ttcominc.com

Uniroyal Global Engineered Products, Inc.
Consolidated Balance Sheets

	(Unaudited)
ASSETS	October 1, 2017	January 1, 2017
CURRENT ASSETS
Cash and cash equivalents	$1,751,129	$1,321,586
Accounts receivable, net	15,216,420	14,555,463
Inventories, net	21,289,279	17,046,171
Other current assets	694,922	1,183,932
Related party receivable	56,115	25,456
Total Current Assets	39,007,865	34,132,608
PROPERTY AND EQUIPMENT, NET	15,295,342	13,611,494
OTHER ASSETS
Intangible assets	3,281,461	3,133,564
Goodwill	1,079,175	1,079,175
Other long-term assets	7,023,981	6,665,375
Total Other Assets	11,384,617	10,878,114
TOTAL ASSETS	$65,687,824	$58,622,216
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$829,573	$679,494
Lines of credit	19,833,352	16,799,592
Current maturities of long-term debt	1,021,491	851,988
Current maturities of capital lease obligations	399,205	368,718
Accounts payable	9,628,261	7,331,213
Accrued expenses and other liabilities	4,361,076	3,645,526
Related party obligation	375,029	371,161
Current portion of postretirement benefit liability - health and life	158,527	158,527
Total Current Liabilities	36,606,514	30,206,219
LONG-TERM LIABILITIES
Long-term debt, less current portion	2,032,932	1,994,910
Capital lease obligations, less current portion	629,262	856,171
Related party lease financing obligation	2,155,914	2,162,151
Long-term debt to related parties	2,551,271	2,826,907
Postretirement benefit liability - health and life, less current portion	2,872,491	2,883,684
Other long-term liabilities	640,306	792,027
Total Long-Term Liabilities	10,882,176	11,515,850
Total Liabilities	47,488,690	41,722,069
STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 18,698,030 and 18,727,782 shares issued and outstanding as of October 1, 2017 and January 1, 2017, respectively	18,698	18,728
Additional paid-in capital	34,862,739	34,653,894
Accumulated deficit	(16,967,125)	(17,174,814)
Accumulated other comprehensive loss	(796,003)	(1,678,486)
Total Stockholders' Equity	18,199,134	16,900,147
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$65,687,824	$58,622,216

Uniroyal Global Engineered Products, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016

NET SALES	$22,498,456	$24,675,521	$74,334,434	$76,976,985
COST OF GOODS SOLD	18,310,782	19,325,342	59,434,030	59,241,192
Gross Profit	4,187,674	5,350,179	14,900,404	17,735,793
OPERATING EXPENSES:
Selling	1,285,822	1,238,035	3,896,166	4,011,017
General and administrative	1,543,689	1,830,932	5,294,935	6,051,854
Research and development	483,221	412,854	1,454,179	1,316,696
OPERATING EXPENSES	3,312,732	3,481,821	10,645,280	11,379,567
Operating Income	874,942	1,868,358	4,255,124	6,356,226
OTHER EXPENSE:
Interest and other debt related expense	(418,698)	(394,401)	(1,217,348)	(1,232,814)
Other expense	(115,482)	(17,015)	(108,607)	(279,075)
Net Other Expense	(534,180)	(411,416)	(1,325,955)	(1,511,889)
INCOME BEFORE TAX PROVISION	340,762	1,456,942	2,929,169	4,844,337
TAX PROVISION	65,170	156,898	491,099	484,798
NET INCOME	275,592	1,300,044	2,438,070	4,359,539
Preferred stock dividend	(753,145)	(722,029)	(2,230,381)	(2,165,695)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(477,553)	$578,015	$207,689	$2,193,844
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.03)	$0.03	$0.01	$0.12
Diluted	$(0.03)	$0.03	$0.01	$0.12
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,698,030	18,828,292	18,708,427	18,843,440
Diluted	18,698,030	18,893,936	18,794,087	18,909,085